Exhibit 99.4

KEYSTONE CONSOLIDATED INDUSTRIES, INC.

Subscription Rights to Purchase Shares of Common Stock
Offered Pursuant to Subscription Rights
Distributed to Stockholders of
Keystone Consolidated Industries, Inc.

[•], 2011

To Security Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies, and other nominees in connection with the subscription rights offering (the “Subscription Rights Offering”) by Keystone Consolidated Industries, Inc. (the “Company”) of shares of its common stock, par value $0.01 per share (the “Common Stock”), pursuant to non-transferable subscription rights (the “Subscription Rights”) distributed to all holders of record of shares of Common Stock, at 5:00 p.m., New York City time, on [•], 2011 (the “Record Date”).  The Subscription Rights are described in the Company’s prospectus, dated [•], 2011 (the “Prospectus”).

In the Subscription Rights Offering, the Company is offering an aggregate of up to 3,025,483 shares of Common Stock (the “Underlying Shares”) pursuant to the Prospectus.  The Subscription Rights will expire, if not exercised, by 5:00 p.m., New York City time, on [•], 2011, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, each record holder will receive one Subscription Right for each share of Common Stock owned of record as of the Record Date.  Each whole Subscription Right will allow you to subscribe for 0.25 shares of Common Stock (the “Basic Subscription Right”) at the cash price of $[•] per share (the “Subscription Price”).

No fractional shares of Common Stock will be issued in the Subscription Rights Offering.  You will only be entitled to purchase a whole number of shares of Common Stock, rounded down to the nearest whole share you would otherwise be entitled to purchase.  For example, if you owned 100 shares of Common Stock on the Record Date, you would be granted 100 Subscription Rights and you would have the right to purchase 25 shares of Common Stock for $[•] per share (or a total payment of $[•]).  However, if you owned 103 shares of Common Stock on the Record Date, you would be granted 103 Subscription Rights, but you would have the right to purchase only 25 shares of Common Stock (rounded down to the nearest whole share) for $[•] per share (or a total payment of $[•]).  You may exercise any number of your Subscription Rights, or you may choose not to exercise any Subscription Rights.

If a holder of record purchases all of the Underlying Shares available to it pursuant to its Basic Subscription Right, the record holder may also choose to purchase a portion of the Underlying Shares that are not purchased by other stockholders through the exercise of their respective Basic Subscription Rights (the “Over-Subscription Privilege”).  If sufficient Underlying Shares are available, the Company will seek to honor the over-subscription requests in full.  If, however, over-subscription requests exceed the number of Underlying Shares available, the Company will allocate the available Underlying Shares pro rata among each person properly exercising the Over-Subscription Privilege in proportion to the number of Underlying Shares each person subscribed for under their Basic Subscription Right.  If this pro rata allocation results in any person receiving a greater number of Underlying Shares than the person subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such person will be allocated only that number of Underlying Shares for which the person over-subscribed, and the remaining Underlying Shares will be allocated among all other persons exercising Over-Subscription Privileges on the same pro rata basis described above.  The proration process will be repeated until all Underlying Shares have been allocated or all over-subscription requests have been fulfilled, whichever occurs earlier.

Assuming the Subscription Rights Offering is completed, the Company intends to use all of the proceeds of the Subscription Rights Offering to declare and pay a special one-time dividend of $[•] per share to all holders of record of Common Stock on the record date to be determined by the Company’s board of directors shortly after completion of the Subscription Rights Offering.

The Company is currently controlled by Contran Corporation (“Contran”).  Contran beneficially owns 9,096,379 shares of Common Stock, which represents approximately 75.2% of the outstanding shares of Common Stock.  Contran has agreed to purchase 2,274,094 Underlying Shares pursuant to its Basic Subscription Rights.  Subject to the availability of Underlying Shares, Contran has also agreed to exercise its Over-Subscription Privilege to the fullest extent possible, which means that even if no stockholders other than Contran exercise their Subscription Rights, the Subscription Rights Offering will nonetheless be fully subscribed.

The Subscription Rights are evidenced by Subscription Rights certificates (the “Subscription Rights Certificates”) registered in your name or the name of your nominee.  Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Subscription Right for each share of Common Stock owned by such beneficial owner as of the Record Date.  Subscription Rights may not be sold, transferred, or assigned; provided, however, that Subscription Rights are transferable by operation of law (for example, a transfer of Subscription Rights to the estate of a recipient upon the recipient’s death).

We are asking persons who hold shares of Common Stock beneficially and who have received the Subscription Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company, or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Subscription Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.  In addition, we are asking beneficial owners who wish to obtain a separate Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate be issued.

Please take prompt action to notify any beneficial owners of Common Stock as to the Subscription Rights Offering and the procedures and deadlines that must be followed to exercise their Subscription Rights.  If you exercise Over-Subscription Privileges on behalf of beneficial owners of Subscription Rights, you will be required to certify to Computershare Trust Company, N.A., the subscription agent for the Subscription Rights Offering (the “Subscription Agent”), and the Company, in connection with the exercise of Over-Subscription Privileges, as to the aggregate number of Subscription Rights that have been exercised pursuant to the Basic Subscription Rights, whether the Basic Subscription Right of each beneficial owner of Subscription Rights on whose behalf you are acting has been exercised in full, and the number of shares of Common Stock being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Subscription Rights on whose behalf you are acting.

All commissions, fees, and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Subscription Rights will be for the account of the holder of the Subscription Rights, and none of such commissions, fees, or expenses will be paid by the Company or the Subscription Agent.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Instructions as to Use of Keystone Consolidated Industries, Inc. Subscription Rights Certificates (“Instructions”);

3.	A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

4.	a Notice of Guaranteed Delivery for Subscription Rights Certificate;

5.	Nominee Holder Certification; and

6.	a return envelope addressed to the Subscription Agent.

Your prompt action is requested.  To exercise your Subscription Rights, you should properly complete and sign the Subscription Rights Certificate and forward it, together with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and, if applicable, the Over-Subscription Privilege, to the Subscription Agent, as indicated in the Prospectus and the Instructions. The Subscription Agent must receive the Subscription Rights Certificate with payment of the Subscription Price on or prior to 5:00 p.m., New York City time, on the Expiration Date.  All payments must be made in U.S. dollars for the full number of Underlying Shares being subscribed for pursuant to the Basic Subscription Right and, if applicable, the Over-Subscription Privilege as indicated in the Prospectus and the Instructions.  Failure to return the properly completed Subscription Rights Certificate with the correct payment will result in your not being able to exercise your Subscription Rights.  Subscription Rights not exercised prior to the Expiration Date will expire without value. The exercise of Subscription Rights may be revoked at any time prior to the Expiration Date by following the procedures indicated in the section entitled “The Subscription Rights Offering–Revocation” in the Prospectus.

Additional copies of the enclosed materials may be obtained by contacting the Subscription Agent, Computershare Trust Company, N.A., at c/o Voluntary Corporate Actions, P.O. Box 4301, Providence, RI 02940-3011, or (781) 575-2332, or the Company’s investor relations department at 5430 LBJ Freeway, Suite 1740, Three Lincoln Centre, Dallas, TX 75240, or (972) 458-0028.

Very truly yours,

KEYSTONE CONSOLIDATED INDUSTRIES, INC.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF KEYSTONE CONSOLIDATED INDUSTRIES, INC., THE SUBSCRIPTION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE SUBSCRIPTION RIGHTS OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.